Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14 May 1, 2008

Subscription until May 22, 2008

Callable Yield Notes (the “CYNs”) ■ Linked to: 3 Equities (GS | JPM | AIG) ■ 1 Year | [14.00% - 16.00%] p.a. interest | 65% Knock-In	Offering Period Closes on: May 22, 2008

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated April 30, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Considerations” section herein and the “Risk Factors” section of the pricing supplement and prospectus supplement, which set forth a number of risks related to the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at: http://sec.gov/Archives/edgar/data/1053092/000104746908005643/a2185157z424b2.htm

Indicative Terms, May 1, 2008 (Subject to Change)

CALLABLE YIELD NOTES - OVERVIEW

Callable Yield Notes (the “CYNs” or the “securities”) allow investors to receive a monthly interest payment, regardless of the movements in the Reference Equities. The CYNs will pay 100% of the principal amount if: i) if the price of each Reference Equity does not reach or fall below its respective Knock-In Level at any time on any day from and including the Trade Date, to and including the Valuation Date, or ii) if the final share price of the lowest performing Reference Equity is above its initial share price. Otherwise, investors will receive the physical delivery amount, as defined below, which will be less than the principal amount of the securities and may be zero. Furthermore, the Issuer has the right to call the CYNs for early redemption on each Early Redemption Date. If the CYNs are redeemed, investors will receive 100% of the principal amount plus any accrued but unpaid interest to the Early Redemption Date.

INDICATIVE PRODUCT TERMS:

Security Codes:	CUSIP: 22546EBG8 | ISIN: US22546EBG89		the Redemption Amount in cash at maturity
Issuer:	Credit Suisse, acting through its Nassau Branch		depends on whether a Knock-In Event occurs:
Distributor:	Credit Suisse Securities (USA) LLC		1) If a Knock-In Event does not occur, the
Denomination:	Minimum Initial Purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter		principal amount. 2) If a Knock-In Event occurs and the final price
Interest Rate:	[14.00% - 16.00%] p.a. payable quarterly in arrears (30/360)		of the lowest performing Reference Equity is above such Reference Equity’s initial price, the principal
Interest Payment Dates:	Quarterly, beginning on August 29, 2008, and ending on the Maturity Date or Early Redemption Date, whichever is earlier, subject to the modified following business day convention.		amount 3) if a Knock-In Event occurs and the final price of the lowest performing Reference Equity is less than its initial share price, the physical delivery amount,
Early Redemption:

The Issuer has the right to call the CYNs in whole for Early Redemption on any Interest Payment Date, each an Early Redemption Date. If the CYNs are redeemed, any accrued but unpaid interest amount to the Early Redemption Date will be paid.

as defined below, For every $1,000 principal amount of your investment in the securities, (x) the number of shares of the lowest performing Reference Equity equal to $1,000 divided by such Reference
Notice of Early Redemption:	5 business days prior to the Early Redemption Date.		Equity’s initial price and (y) an amount in cash equal to the proportion of the final share price of
Knock-In Level:	For each Reference Equity, 65% of the Initial Price of such Reference Share.		such Reference Equity corresponding to any fractional shares.
Knock-In Event:	If the price of any Reference Equity reaches or falls below its Knock-In Level at any time from and including the Trade Date to and including the Valuation Date.	Lowest Performing Reference Equity:	The Reference Equity for which the lowest value is obtained from the following equation: Final Price – Initial Price Initial Price
Initial Price:	For each Reference Equity, the closing price of such Reference Equity on the Business Day immediately
	following the Trade Date.	RELEVANT DATES:
Final Price:	For each Reference Equity, the closing price of such Reference Equity on the Valuation Date.	Offering Period: Trade Date:	Expected to close on May 22, 2008 @ 2:00pm ET Expected to be May 22, 2008
Redemption Amount:	The Redemption Amount of the securities will depend on the individual performance of each Reference Equity. Subject to Early Redemption,	Settlement Date: Valuation Date: Maturity Date:	Expected to be May 29, 2008 May 22, 2009 May 29, 2009

UNDERLYING(S):

Reference Equities	Ticker	Initial Price	Knock-In Level
Goldman Sachs Group	GS US <Equity>	TBD	TBD
JP Morgan Chase & Co	JPM US <Equity>	TBD	TBD
American International Group	AIG <Equity>	TBD	TBD

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com • www.credit-suisse.com/notes

Product Snapshot

Who Should Invest in the CYNs:

•                  Investors who are neutral to mildly bullish on the Reference Equities and looking to receive an above-market interest payment versus comparable fixed income investments.  Investors who are comfortable with the possibility of losing part or all of their principal amount of the securities in exchange for their above-market interest payment and who also do not expect any of the Reference Equities to decline below their relevant Knock-In Level.

Hypothetical Upside Scenario:

•                  If a Knock-In Event does not occur, investors receive back 100% of their initial investment.  Investors receive their monthly interest payments regardless of the performance of the Reference Equities.

Hypothetical Downside Scenario:

•                  If a Knock-In Event does occur, investors receive the physical delivery amount, the market value of which will be less than the principal amount of their securities and may be zero.

TABLE 1:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur on any day from and including the Trade Date to and including the Valuation Date. This table assumes that the interest payment on the securities will be 15.0%, the midpoint of the range listed above.

Principal Amount of Securities	Lowest Performing Reference Share Return	Redemption Amount (Knock-In Event Does Not Occur)	Total Interest Payment (payable on each monthly Interest Payment Date)	Total Payment
$1,000	50%	$1,000	$150	$1,150
$1,000	40%	$1,000	$150	$1,150
$1,000	30%	$1,000	$150	$1,150
$1,000	20%	$1,000	$150	$1,150
$1,000	10%	$1,000	$150	$1,150
$1,000	0%	$1,000	$150	$1,150
$1,000	-10%	$1,000	$150	$1,150
$1,000	-20%	$1,000	$150	$1,150
$1,000	-30%	$1,000	$150	$1,150
$1,000	-34%	$1,000	$150	$1,150
$1,000	-50%	N/A	N/A	N/A

TABLE 2:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if the a Knock-In Event DOES occur on any day from and including the Trade Date to and including the Valuation Date. This table assumes that the interest payment on the securities will be 15.0%, the midpoint of the range listed above.

Principal Amount of Securities	Lowest Performing Reference Share Return	Redemption Amount (Knock-In Event Occurs)	Total Interest Payment (payable on each monthly Interest Payment Date)	Total Payment
$1,000	50%	$1,000	$150	$1,150
$1,000	40%	$1,000	$150	$1,150
$1,000	30%	$1,000	$150	$1,150
$1,000	20%	$1,000	$150	$1,150
$1,000	10%	$1,000	$150	$1,150
$1,000	0%	$1,000	$150	$1,150
$1,000	-10%	$900	$150	$1,150
$1,000	-20%	$800	$150	$950
$1,000	-30%	$700	$150	$850
$1,000	-40%	$600	$150	$750
$1,000	-50%	$500	$150	$650

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com • www.credit-suisse.com/notes

Investment Considerations

A purchase of the securities involves risk. This section summarizes certain additional risks relating to the securities.  We urge you to read the following information about these risks, together with the information in the pricing supplement subject to completion dated April 30, 2008, the prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2008 before investing in the securities.

The securities are not principal-protected. An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the price of any Reference Share reaches or falls below its Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date, and the price of the Lowest Performing Reference Share on the Valuation Date is less than its Initial Price, you will bear the full effect of the depreciation in the Lowest Performing Reference Share. In this case, the Redemption Amount may be less than the principal amount of your securities and you could lose your entire investment.

The securities will not pay more than the principal amount at maturity or upon Early Redemption. The amount paid at maturity or upon Early Redemption will never exceed the principal amount of your securities. If the Final Price of each Reference Share is greater than its respective Initial Price (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of any of the Reference Shares. The maximum Redemption Amount is the principal amount of your securities.

If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Share. If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Share. This will be true even if the price of the Lowest Performing Reference Share never reached or fell below its Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date.

We may redeem the securities at our option, which limits your ability to accrue interest over the full term of the securities.  We may redeem all of the securities on any Interest Payment Date on or after August 29, 2008. If we redeem the securities, you will receive only the principal amount of your securities and any accrued but unpaid interest to the Early Redemption Date. In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled Maturity Date. It is more likely that we will redeem the securities prior to the Maturity Date if a Knock-In Event does not occur. If we redeem the securities prior to the Maturity Date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

The securities are most suitable for purchasing and holding until the Maturity Date.  The securities are a new issue of securities with no established trading market.  Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the securities.  However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market.  The securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the securities will develop.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.  The market price of the securities may be influenced by many unpredictable factors.  Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

The market value of the securities may be influenced by many factors that are unpredictable. Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

• the current price of the Reference Shares;
• interest and yield rates in the market;
• the volatility of any of the Reference Shares;
• the early redemption feature, which is likely to limit the value of the securities;
• economic, financial, political and regulatory or judicial events that affect the stocks underlying the Reference Indices or stock markets generally and which may affect the price of any of the Reference Shares;
• the time remaining to the maturity of the securities;
• the dividend rate on the Reference Shares; and
• Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com • www.credit-suisse.com/notes

@ 2008 Credit Suisse and/or its affiliates.  All rights reserved.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com • www.credit-suisse.com/notes